Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-87920, No. 333-126607, No. 333-126608, No. 333-139136, No. 333-166881, No. 333-181776) and Form S-3 (No. 333-167326, No. 333-190234) of LIN Media LLC of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements, insofar as it relates to the change in reportable segments described in Note 21 as to which the date is June 13, 2014, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8‑K/A dated August 4, 2014.

/s/PricewaterhouseCoopers LLP
Hartford, CT
August 4, 2014